CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 37 to Registration Statement No. 033-06180 on Form N-1A of our report dated October 14, 2011, relating to the financial statements and financial highlights of The American Funds Tax-Exempt Series II — The Tax-Exempt Fund of California appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California
October 27, 2011